INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS AGREEMENT is made effective the day of October 2nd, 2008, (the "**Effective Date**")

BETWEEN:

Concetta Tirotta, owner of the Dr. Bip copyrights and trademarks

(the "**Licensor**")

-AND-

Kidz-Med Incorporated:

(the "**Licensee**")

(collectively, the "**Parties**")

WHEREAS:

A. The Licensor has developed copyrighted and trademarked material in the form of printed materials and videotapes and DVDs listed below and a fictitious character whose likeness appears in the aforementioned printed material and DVDs and videotapes (the "Material")
   a. "A Hospital Trip with Dr. Bip"
      i. DVD
      ii. Videotape
      iii. Books
   b. "Dr. Bip's New Baby Tips"
      i. DVD
      ii. Videotape
   c. Dr. Bip character and all likenesses and images, including but not limited to stickers and stuffed dolls.

B. The Licensee desires a license to use and commercially exploit the Licensor's property .

C. The Licensor has agreed to grant an exclusive worldwide license to the Licensee for the use and commercial exploitation of the material, upon terms and conditions set forth below.

NOW THEREFORE, IN CONSIDERATION of entering into this Agreement, the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1 DEFINITIONS

Wherever used in this Agreement, the following words and terms shall have the respective meanings ascribed to them as follows:

"**Accounting Period**" means the period commencing on the 1st day of the previous month and the last day of the previous month.

"**Accrued**" means when payment is received by the Licensee or is to accrue on record pursuant to is accounting system.

"**Agreement**" means this Intellectual Property License Agreement, and includes authorized amendments and schedules, if any;

"**Certification**" means a sworn or affirmed statement under oath in the form of Schedule A to this Agreement.

"Confidential Information" means all information, in whatever form, that is not generally available to third parties or the public, including without limitation, all research, data, specifications, technical information, devices, concepts, compilations, programs, designs, tooling, plans, drawings, prototypes, models, documents, recordings, instructions, manuals, papers, business practices and strategies, financial information, business plans, know-how including, but not limited to the Know-How, inventions (whether patentable or not), techniques, processes, methods of doing business, software, personnel data, contracts, purchase requirements, forecasts and market strategies, data on equipment sold and serviced, plans production processes, product specifications and formulas, methods, technical and product bulletins, surveys, research and development programs, sales reports, or other materials, of any nature or embodiment whatsoever written or otherwise, relating to same, as well as the existence of this Agreement and its terms and conditions.

Confidential Information does not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the recipient party, or is rightfully acquired by the recipient party from a third party who is not in breach of an agreement to keep such information confidential;

"**Effective Date**" means: Date of signing

"**Improvements**" means improvements, modifications and developments relating to the subject matter of the Material, including additional copyrights and trademarks.

"**Know-How**" means the information, knowledge, the plans and drawings, and the Trade-Secrets of the Licensor relating to the Material.

"**Net Sales Price**" means Licensee's invoice price for all Licensee's Products.

"Intellectual Property" means copyright and trademark applications in any country in respect of an Material owned by the Licensor relating to the Material, including provisions, continuations-in-part, continuations, divisions, re-issues and additional material.

"Licensed Use" means the right to use and commercially exploit the Material for the Licensee's business and profits.

"**Licensee's Products**" means any product or service made, used, sold, offered for sale, or otherwise distributed by the Licensee that includes the Material.

"**Royalty**" means Sales Revenue for the Accounting Period which has Accrued to the Licensee.

"Sale" means every disposition or provision of goods or services to a person at arm's length from the seller for any consideration, including renting, leasing, lending and bartering of any product or service involving the use of the Material.

"Sales Revenue" means the total income or value, whichever is higher, net of trade discounts, excise and sales taxes, returns and allowances, in accordance with generally accepted accounting principles, earned from normal bona fide arm's length transaction from the Sale or use of the Material irrespective of collection of any debt. If a product or service is sold or disposed other than at arm's length, or is bartered for other goods, then the Sales Revenue is deemed to be a typical recent price or reasonable price of such a product or service, or their equivalent, whichever is higher.

"Exclusive" means that the right granted solely to the Licensee for the Licensed Use, and that the Licensor will not, subject to the conditions specified in this Agreement, grant to any third party, any rights which would overlap the rights granted to the Licensee. The Licensor however reserves the full right to use the Material and its Improvements for its purposes and exploitation.

"Material" means all present reproductions of the Dr. Bip character or likeness in any form whatsoever, the Confidential Information, the Trademarks, the Know-How, and the Trade-Secrets.

"**Territory**" means worldwide.

"**Trade-Secrets**" means written or oral information, including formulae, patterns, compilations, programs, devices, methods, know-how including, but not limited to Know-How, techniques, process or business information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2 GRANT AND TERM OF THE LICENSE

GRANT

Subject to the terms of this Agreement, the Licensor hereby grants to the Licensee the Sole Right to the Material for the Licensed Use in the Territory and the Sole Right to improve, modify and develop the Material for the Licensed Use in the Territory.

2.1 The Licensee shall promptly disclose to the Licensor the Improvements it may discover or acquire during the term of this Agreement.

2.2 The Licensee understands and agrees to assign to the Licensor all the Improvements it discovers or acquires during the term of this Agreement.

2.3 The Licensee agrees to incorporate into all contracts, with all of its employees and contractors, with a provision that all the Improvements discovered or acquired during the term of this Agreement be assigned to the Licensee. The Licensee understands and agrees that upon the request of the Licensor the Licensee shall provide to the Licensor the Certification that they have complied with this obligation.

2.4 The Licensor shall grant to the Licensee a right to use the Improvements in respect of the Licensed Use in the Territory.

2.5 The Licensee agrees to execute all necessary documents and provide assistance during and subsequent to the term of this Agreement to enable the Licensor to perfect and maintain its right, title and interest in and to all the Improvements, including the preparation, filing and prosecution of any patentable invention.

2.6 The Licensee shall make best efforts to use, promote, market, sell, improve, development, modify and otherwise commercially exploit the Material and the Licensees' Products.

TERM

This Agreement shall become effective on the Effective Date, and shall extend for an initial term of **One (1)** year with an additional option for another one year or other longer period that is mutually agreed upon by both parties and shall automatically be renewed on an annual basis unless either of the Parties by notice in writing at least thirty (30) days before the expiration of the initial term or any renewal hereof, shall advise the other party of its desire to terminate.

3 INSPECTION AND QUALITY STANDARDS

3.1 The quality of the Licensees' Products shall meet a standard of reasonable quality and service, which shall be determined in the sole discretion of the Licensor (the "**Reasonable Quality and Service**").

3.2 The Licensor may request a sample of the Licensees' Products, at the Licensor's sole expense, to determine whether they meet the Reasonable Quality and Service. If the Licensor requests a sample of the Licensees' Products, the Licensee shall promptly provide the sample.

3.3 In the event that the Licensor determines that the Licensees' Products do not meet the Reasonable Quality and Service, the Licensor shall give the Licensee notice, within seven (7) days of receiving the sample of the Licensees' Products pursuant to clause 3.2 of this Agreement. The notice shall outline the deficiencies and provide that within seven (7) days from the date that the Licensee receives the notice the Licensee shall remedy the deficiencies outlined in the notice. If the deficiencies are not cured within this seven (7) day period, the Licensor may deliver written notice to the Licensee terminating this Agreement.

3.4 The Licensee shall, at their own cost, provide a proprietary notice on the Licensees' Products, and the Licensees' Products promotional material and product catalogues. The proprietary notice shall be determined, from time to time set out in written notice to the Licensee by the Licensor acting reasonably.

4 SUB-LICENSE

4.1 The Licensee shall not be entitled to grant sub-licenses to any person without the permission of the Licensor. Such permission will not be unreasonably withheld.

5 USE OF THE TECHNOLOGY

5.1 The Licensee shall comply with all laws applying to the Material, the Improvements and the Licensees' Products.

6 OWNERSHIP OF THE INTELLECTUAL PROPERTY

6.1 The Licensee acknowledges that all right, title, interest, ownership and any goodwill in and to the Material, the Confidential Information, the Improvements, inventions and other intellectual property shall at all times remain with the Licensor and nothing herein conveys any of such rights to the Licensee.

7 CONSIDERATION AND PERFORMANCE MILESTONES

7.1 The grant of the license, contained in this Agreement, is conditional on the Licensee meeting the following performance obligations and milestones within the specified time periods:

a) For the grant of the license contained in this Agreement, the Licensee hereby grants and agrees to pay to the Licensor the following:

Royalties based on 20% of Sales Revenues

The Licensee shall make such payments to Licensor within thirty (30) days after the end of each one month period referred to above.

a) On request by Licensor from time to time, Licensee shall provide to Licensor complete information, particulars, documents and records of or related to Licensee's use of the Material, its manufacturing, selling, licensing and other dispositions of Licensee's Products, and of its Net Sales Price.

7.2 The Licensee shall provide to the Licensor sixty (60) days prior to the Effective Date each year that this Agreement is in effect, the Sales Revenue for the Accounting Period.

7.3 The Licensee agrees to keep and maintain records in sufficient detail for the purpose of determining the Sales Revenue for the Accounting Period (the "**Sales Revenue Records**").

7.4 The Licensee shall keep and preserve the Sales Revenue Records for the duration of this Agreement and for a period of seven (7) years thereafter. If the Licensor fails to keep and preserve the Sales Revenue Records for this period of time the Licensor may deliver written notice to the Licensee terminating this Agreement.

7.5 The Licensor may request inspection of the Sales Revenue Records, at the sole expense of the Licensor. If the Licensor requests inspection of the Sales Revenue Records, the Licensee shall promptly provide reasonable access to enter the Licensee's premises to inspect and commission audits on the Licensee's books and records by an independent auditor to verify payment made by the Licensee to the Licensor according to clause 7 of this Agreement, or any other clause in this Agreement.

7.6 If the Licensee refuses to provide to the Licensor the Sales Revenue Records, fails to keep and maintain the Sale Revenue Records, or refuses access to the Licensee's premises to inspect and commission audits the Licensor may deliver written notice to the Licensee

terminating this Agreement.

7.7 The Licensee shall be liable for interest at a rate of two (2%) percent per month (24% annually) compounded annually on any overdue payment under clause 7 of this Agreement, or any other payment payable under this Agreement, commencing on the date that the payment becomes dues.

7.8 The Licensor may terminate this Agreement upon delivery of written notice to the Licensee if the Licensee has not fulfilled its obligations under clause 7.1 or 7.2 of this Agreement, and such obligations are not fulfilled within thirty (30) days following delivery to the Licensee by the Licensor of written notice identifying the non-fulfilment and stating its intention to terminate this Agreement if the obligations are not fulfilled within the thirty (30) days.

7.9 The Licensee's obligation to pay the Licensor pursuant to clause 7 of this Agreement, or payment pursuant to any other clause in this Agreement, shall continue to remain after the termination of this Agreement.

8 LICENSOR REPRESENTATIONS AND WARRANTIES

8.1 The Licensor represents and warrants that the Licensor has the power, authority, and capacity to enter into this Agreement and other agreements and instruments to be executed by the Licensor as contemplated by this Agreement and to grant the rights intended to be granted to the Licensee under this Agreement and to perform the Licensor's obligations under this Agreement.

9 LICENSEE REPRESENTATIONS AND WARRANTIES

9.1 The Licensee represents and warrants that:

a) the Licensee has the power, authority, and capacity to enter into this Agreement and other agreements and instruments to be executed by the Licensor as contemplated by this Agreement and to grant the rights intended to be granted to the Licensee under this Agreement and to perform the Licensor's obligations under this Agreement;

b) the Licensee has the ability and authority to use and commercially exploit the Material in the Territory;

c) the Licensee has the ability and authority to distribute, sell and market the Licensees' Products in the Territory;

d) the execution of this Agreement is duly and validly authorized by all necessary authorities and all necessary approvals have been sought;

e) the execution of this Agreement is not inconsistent with, restricted by or in breach or violation of any other contract, instrument or obligation of the Licensee;

f) this Agreement constitutes a legal, valid and binding obligation of the Licensee enforceable against the Licensee;

g) the Licensee is not an insolvent person or entity within the meaning of applicable bankruptcy, reorganization, insolvency or fraudulent conveyance law and will not become an insolvent person as a result of the transactions contemplated by this Agreement or any of the other agreements or instruments to be executed by the Licensee as contemplated by this Agreement; and

h) the Licensee shall not dispute or contest, directly or indirectly, the validity, ownership or enforceability of the Licensor's right, title and interest in and to the Material, and shall not take any other steps to the detriment of the validity of the Material during the term of this Agreement.

10 CONFIDENTIAL INFORMATION AND TRADE-SECRETS

10.1 The Parties agree to keep the Confidential Information and the Trade-Secrets provided to each other under this Agreement confidential and not to disclose to any person or to use it for any purpose, except as may be necessary in the proper discharge of their obligations under this Agreement.

10.2 Prior to disclosing any Confidential Information to any person, Licensee shall first obtain or cause to be obtained, written confidentiality agreements incorporating all of the terms of part 10 of this Agreement with necessary changes, from each and every person to whom such Confidential Information is to be disclosed, including without limitation all directors, officers, employees and contractors of Licensee, and all directors, officers and employees of contractors of Licensee to whom any Confidential Information is to be disclosed. Without limiting the foregoing, the Licensee agrees to incorporate into all contracts, with all of its employees and contractors, the obligation to keep the Confidential Information and the Trade-Secrets provided to it by the Licensor confidential.

10.3 The Licensee agrees and understands that if the Licensee discloses the Confidential Information or Trade-Secrets, pursuant to clause 10.1 or 10.2 of this Agreement, the Licensee shall be responsible for:

a) ensuring that the recipient party of this information understands and maintains its confidentiality; and

b) keeping a list of all persons to whom this information is disclosed to.

10.4 Upon request of the Licensor, the Licensee shall provide the Licensor with the list referred to in clause 10.2(b) of this Agreement, and the Certification that this is a complete and

accurate list.

10.5 Upon request of the Licensor, the Licensee shall provide to the Licensor the Certification that they have complied with the obligation contained in clause 10.2(a) of this Agreement.

10.6 The Confidential Information and the Trade-Secrets may only be disclosed as is required to comply with binding orders of governmental entities or courts of law that have jurisdiction over it, provided that the receiving party:

a) gives the disclosing party reasonable written notice to allow the disclosing party to seek a protective order or other appropriate remedy;

b) discloses only such information as is required by the governmental entity or the court of law; and

c) uses commercially reasonable efforts, at the disclosing party's cost and expense, to obtain confidential treatment for any of the disclosing party's Confidential Information and the Trade-Secrets so disclosed.

10.7 The Licensor may terminate this Agreement immediately upon delivery of written notice to the Licensee if the Licensee breaches the confidentiality obligations contained in this Agreement, or does not provide the Certification when requested to do so.

10.8 The Licensee shall use the same or greater degree to prevent any unauthorized disclosure or use of the Confidential Information and the Trade-Secrets as it uses to protect its own confidential information of a like nature.

10.9 The Licensee's obligation not to disclose and to prevent the disclosure of the Confidential Information and the Trade-Secrets shall continue to remain after the termination of this Agreement.

10.10 Upon termination of this Agreement, the Licensee shall return to the Licensor all the Confidential Information and the Trade-Secrets, in its possession, custody or control. The Licensee shall also provide the Licensor with the Certification that the Licensee has complied with this obligation.

11 PROTECTION AND PRESERVATION OF THE INTELLECTUASL PROPERTY

11.1 The Licensor and the Licensee mutually covenant that they will at all times use their best efforts to preserve the value and validity of the Material.

11.2 The Licensee shall promptly give notice to the Licensor of any conflicting use, act of infringement, appropriation, and any action or threatened action by any person alleging that the use of the Material infringes the rights of a third person (the "**Unauthorized Use**").

11.3 If, after three (3) months from the time the Licensor has knowledge of the Unauthorized Use, the Licensor declines or fails to defend or protect the Material, the Licensee may provide the Licensor with an opinion as to the substantial likelihood of success from an independent competent counsel in the field of intellectual property (the "**Opinion**").

11.4 If, after three (3) months from the time the Licensor receives the Opinion, the Licensor declines or fails to defend or protect the Material, the Licensee shall have the right, at its own cost, to prosecute, defend or assume conduct of the prosecution or defence of the Material provided that the Licensee:

a) retains the legal counsel approved by the Licensor; and

b) regularly consults the Licensor's designated Attorney in privilege communication in order to:

i. keep the Licensor fully informed of the progress of the proceedings;

ii. consult the Licensor on all legal matters pertaining to the proceedings; and

iii. provide the Licensor with copies of all pleadings and correspondence pertaining to the proceedings.

The Licensee and Licensor agree that the proceeds and any damages awarded in these proceedings shall be considered the Royalty after the Licensee's legal and attorney costs have for such action have been deducted from such proceeds or damages awarded.

11.5 In all such proceedings, each of the Parties shall cooperate and assist the other to the fullest extent possible on any such negotiations and proceedings.

11.6 If the Licensor is a party to proceedings, referred to in clause 11 of this Agreement, the Licensor may in its sole discretion settle any dispute with any third party at any time without notice or compensation to the Licensee.

12 TERMINATION

12.1 The Licensor may terminate this Agreement:

a) For cause immediately upon delivery of written notice to the Licensee if the Licensee materially breaches this Agreement, and such breach is not cured within thirty (30) days following delivery to the Licensee by the Licensor of written notice identifying the breach and stating its intention to terminate this Agreement if the breach is not cured within the thirty (30) days or some other mutually agreed upon time frame. Agreement will not be unreasonably withheld by the licensor.

b) immediately upon delivery of written notice to the Licensee if bankruptcy or insolvency proceedings have been initiated for the distribution of the assets of the Licensee;

c) immediately upon delivery of written notice to the Licensee if there is a Change of Control (subsequently defined) in respect of the Licensee without the prior written consent of the Licensor;

d) immediately upon delivery of written notice to the Licensee if the Licensee assigns or attempts to assign this Agreement or any rights granted hereunder without the prior written consent of the Licensor; and

e) immediately upon delivery of written notice to the Licensee if the Licensor notifies the Licensee that the Licensee has received from the Licensor during a consecutive twelve (12) month period three (3) or more notices relating to a default under this Agreement, whether or not such defaults have been cured.

f) The Licensor shall have the right of first refusal to purchase all or part of the assets of the licensee should they come up for sale for any reason.

12.2 Upon the termination of this Agreement the Licensee shall deliver to the Licensor all the Licensees' Products, and cease using the Technology.

13 <u>NOTICES</u>

13.1 Any notice, consent, or other communication required or authorized under this Agreement to be given by either party to the other party shall be in writing, shall be deemed to be properly given when actually transmitted or delivered, and shall be delivered to the Parties at their respective addresses as set out below or at such other address as may be designated by written notice of the Party:

a) in the case of the Licensor to:

Concetta Tirotta
3168 Inverness
Weston, FL 33332
305-494-7426

and

b) in the case of the Licensee to:
Kidz-Med, Inc
1112 Weston Road
Unit 278
Weston, FL 33326
Phone 847-386-1384

Fax 954-659-3412

14 GUARANTEE AND INDEMNITY

14.1 The Licensee shall indemnify and undertake to defend the Licensor and its affiliates, shareholders, directors, officers, employees and agents and hold them harmless against all claims, suits, proceedings, demands, actions of any nature or kind whatsoever, damages, judgments, costs, expenses and fees (including, but without limitation, reasonable legal expenses) arising out of or in any way connected with the manufacture, use marketing or sale of the Licensee's Products and the Material.

14.2 The Licensee agrees to cooperate fully with and assist the Licensor in the defence of such claim and execute such documents and does such acts and things as in the opinion of the Licensor may be reasonably necessary.

15 FURTHER ASSURANCES

15.1 The Parties shall from time to time, at its own expense, execute and deliver all such other and further deeds, documents, instruments and assurances as may be necessary or required to carry out and to put into effect the purpose and intent of this Agreement.

16 RELATIONSHIP OF PARTIES

16.1 Nothing in this Agreement is intended, nor shall it be deemed, to confer on or constitute either party as the agent of the other or to create a partnership, subsidiary, joint venture, franchise or similar relationship between the parties.

16.2 Neither party shall have the power to obligate or bind the other party in contract, tort or otherwise howsoever except as provided in this Agreement.

17 SURVIVAL

17.1 All obligations of the Licensor and the Licensee which expressly or by their nature survive the termination or expiration of this Agreement shall continue in full force and effect.

18 FORCE MAJEURE

18.1 Neither party shall be responsible to the other for the non-performance or delay in performance (other than the payment of money) occasioned by any causes beyond its control including, without limitation, acts of civil or military authority, strikes, lockouts, embargoes, insurrections, acts of God or acts of terrorism.

18.2 If any such delay occurs, any applicable time period shall be extended for a period equal to the time lost, provided that the party affected makes reasonable efforts to mitigate the consequences of such an event and gives the other party prompt notice of any such delay.

19 ASSIGNMENT AND CHANGE OF CONTROL

19.1 This Agreement and the license rights granted hereunder, or any part thereof, may not be assigned or transferred by the Licensee without the prior written consent of the Licensor.

19.2 Any change in the control or identity of the Licensee, be it direct or indirect, including without limitation, by sale of all or a substantial portion of the assets of the Licensee, any shareholder selling or transferring any of the shares in the Licensee, share issuance of the Licensee, merger, material change in control and management of the Licensee or otherwise, shall be deemed to be an assignment ("**Change of Control**").

20 AGREEMENT BINDING ON SUCCESSORS AND ASSIGNS

20.1 This Agreement shall enure to the benefit of and is binding upon the Parties and their respective affiliates, successors and permitted assigns.

21 ENTIRE AGREEMENT AND NO WAIVER OF RIGHTS

21.1 This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter herein and supersedes all prior agreements, understandings, negotiations, discussions, and representations, written or oral, between the Parties with respect thereto.

21.2 There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement, which together represent the entire understanding of the Parties.

21.3 This Agreement may not be released, amended or modified by the Parties in any matter except by written instrument signed on behalf of each of the Parties by their duly authorized officers or representatives.

21.4 The failure of or delay on the part of any party hereto to enforce any of its rights under this Agreement shall not be deemed to be a continuing waiver or a modification by such party of any of its rights under this Agreement, and any party, within the time provided by the applicable law, may commence appropriate legal proceedings to enforce any or all of its rights under this Agreement, and any prior failure to enforce or delay in enforcement shall not constitute a defence.

21.5 This Agreement may not be amended except by written agreement between the Parties.

22 COUNTERPARTS

22.1 This agreement may be executed in any number of counterparts, and may be delivered by facsimile. All of these counterparts shall for all purposes constitute one agreement, binding on the parties, notwithstanding that all parties are not signatory to the same counterpart.

23 HEADINGS, CONSTRUCTION AND INTERPRETATION

23.1 The headings in this Agreement are for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

23.2 The Parties acknowledge that this Agreement has been the subject of full opportunity for negotiation and amendment and that the party who has taken the role of drafter shall not suffer any adverse construction of any terms or language of this Agreement because of such role.

24 SEVERABILITY

24.1 In the event that any part, section, article, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable (the "**Invalid Provision**"), the entire Agreement shall not fail on account thereof, and the balance of this Agreement shall continue in full force and effect.

24.2 The Parties agree to negotiate to replace the Invalid Provision with a valid provision which follows the original intent of the Invalid Provision as closely as possible.

25 GOVERNING LAW

25.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

25.2 The Parties agree that by executing this Agreement they have submitted to the exclusive jurisdiction of a court of competent jurisdiction within the State of Florida. Nothing in this Agreement excludes the Parties from seeking injunctive and equitable relief in a court of competent jurisdiction.

a)

25.3 If Licensor wishes to make any claim for any breach or default by Licensee of any matters referred to section 6.1, section 7.2, part 10 or part 11 of this Agreement, Licensor may, at its option, make such claims in or before a court of competent jurisdiction, and may claim injunctive relief or any other extraordinary recourse from such court, if such relief is available in the circumstances.

IN WITNESS WHEREOF the Parties have executed this Agreement with effect as of the Effective Date.

Concetta S. Tirotta

Per: ___________________________

Name: Concetta S. Tirotta

Title: Owner

Kidz-Med, Inc.

Name of Licensee

Per: ___________________________

Name: Christopher F. Tirotta, MD, MBA

Title: CEO, Chairman of the Board